Exhibit 99.1

One Tellabs Center 1415 West Diehl Road Naperville, IL 60563 United States

NEWS RELEASE	FOR IMMEDIATE RELEASE Jan. 31, 2012

Tellabs reports fourth-quarter revenue of $317 million

and declares dividend of 2 cents per share

Company restructuring to focus on packet optical and mobile backhaul solutions

Naperville, Ill. — Tellabs’ fourth quarter 2011 revenue totaled $317 million, compared with $410 million in the year-ago quarter.

On a GAAP basis, Tellabs recorded a net loss of $5 million or 1 cent per share in the fourth quarter of 2011, compared with a net loss of $11 million or 3 cents per share in the fourth quarter of 2010.

On a non-GAAP basis, Tellabs recorded net earnings of $4 million or 1 cent per share in the fourth quarter of 2011, compared with net earnings of $6 million or 2 cents per share in the year-ago quarter. Non-GAAP results for the fourth quarter of 2011 exclude pretax charges of $7.9 million, including $4.9 million in amortization of purchased intangibles, $2.8 million in equity-based compensation expense, a credit of $0.2 million in restructuring and other charges, and $0.4 million for a write down of a long-term investment.

Tellabs will restructure its business and recognize a pretax charge, substantially all of which is expected to be incurred in the first quarter of 2012, currently estimated at $107 million.

“In a climate of economic uncertainty, Tellabs needs to align expenses with revenue,” said Rob Pullen, Tellabs CEO and president. “Unfortunately, our restructuring will affect about 530 people. We will reduce expense and stop new development work on the Tellabs SmartCore® 9100 LTE product, while continuing to support Tellabs SmartCore® 9100 WiMax customers.

“We’ll address customers’ needs through our next-generation portfolio of products and services for the smart mobile Internet, including Tellabs Mobile Backhaul Solution, Tellabs Packet Optical Solution and professional services such as Tellabs Insight Analytics Services.”

Tellabs’ GAAP gross profit margin was 42.5% in the fourth quarter of 2011, compared with 38.0% in the year-ago quarter.

For the fourth quarter of 2011, Broadband segment revenue was $166 million, Transport segment revenue was $92 million and Services segment revenue was $59 million.

2011 Annual Results — Tellabs 2011 revenue was $1.29 billion, compared with $1.64 billion in 2010. On a GAAP basis, in 2011 Tellabs lost $188 million or 52 cents per share, down from net earnings of $156 million or 41 cents per share in 2010. Tellabs’ 2011 non-GAAP net loss was $18 million or 5 cents per share.

For 2011, Broadband segment revenue was $671 million, Transport segment revenue was $392 million and Services segment revenue was $223 million.

First-Quarter 2012 Guidance — The following statements are forward-looking statements that are based on current expectations and involve risks and uncertainties, some of which are set forth below. We expect first-quarter 2012 revenue to be in a range from $260 million to $290 million. We expect non-GAAP gross margin to be 39%, plus or minus one or two points, depending on product mix. We expect first-quarter non-GAAP operating expense to be in mid-$120-millions. Tellabs’ first-quarter non-GAAP gross margin excludes approximately $1 million, and non-GAAP operating expense excludes approximately $5 million, in equity-based compensation expense. We expect a first-quarter non-GAAP tax rate of about 32%.

Dividend announcement — The Tellabs Board of Directors declared a quarterly dividend of 2 cents per share. The cash dividend is payable on Feb. 24 to shareholders of record as of the close of business on Feb. 10.

Non-GAAP Information — Tellabs believes that the presentation of non-GAAP financial information provides important supplemental information to management and investors regarding financial and business trends relating to the company’s financial results. More detailed information, including year-over-year segment comparisons, non-GAAP reconciliation tables and the reasons management believes non-GAAP measures provide useful information to investors can be found in the Results of Operations section of this news release.

Simultaneous Webcast and Teleconference Replay — Tellabs will host an investor teleconference to discuss its fourth-quarter and year-end 2011 results at 7:30 a.m. Central time on Tuesday, Jan. 31. The results news release will be available on www.tellabs.com at 6:00 a.m. Central time that day. To access a simultaneous webcast of the teleconference, go to the Tellabs website at http://www.tellabs.com/investors and click on the webcast icon. From this site, you can download the necessary software and listen to the teleconference. Tellabs encourages you to review the site before the teleconference to ensure your computer is configured properly.

A taped replay of the call will be available at approximately 10:30 a.m. Central time on Tuesday, Jan. 31. This toll-free replay will be available until 10:30 p.m. Central time on Thursday, Feb. 2. A podcast of the call will be posted at http://www.tellabs.com/news/feeds on the afternoon of Jan. 31. To listen to the teleconference replay, call 855-859-2056. (Outside the United States, call 404-537-3406.) When prompted, enter the Tellabs conference ID number: 40595533.

About Tellabs — Tellabs innovations advance the smart mobile Internet and help our customers succeed. That’s why 80% of the top global communications service providers choose our mobile backhaul, packet optical and services solutions. We help them get ahead by adding revenue, reducing expenses and optimizing networks.

Tellabs (Nasdaq: TLAB) is part of the NASDAQ Global Select Market, Ocean Tomo 300™ Patent Index, the S&P MidCap 400 Index and several corporate responsibility indexes including the Maplecroft Climate Innovation Index, FTSE4Good and eight FTSE KLD indexes. www.tellabs.com

Forward-Looking Statements — This news release, which includes the Results of Operations discussion that follows, contains forward-looking statements, including but not limited to the next-quarter guidance contained in this release, that involve risks and uncertainties. Actual results may differ from the results discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, risks associated with: customer concentration, the competitive landscape, including pricing and margin pressures, the response of customers and competitors, industry consolidation, the integration of a new business, the introduction of new products, the entrance into new markets, the ability to secure necessary resources, the ability to realize anticipated savings under our cost-reduction initiatives, overall negative economic conditions generally and disruptions in credit and capital markets, including specific impacts of these conditions on the telecommunications industry, and other factors as more fully described in our Annual Report on Form 10-K for the year ended Dec. 31, 2010, supplemented or modified in subsequent filings with the SEC, under the caption “Risk Factors”. In light of these factors investors are advised not to rely on forward-looking statements in deciding whether to buy, sell or hold the company’s securities. The company undertakes no obligation to revise or update these forward-looking statements to reflect events or circumstances after today or to reflect the occurrence of unanticipated events.

MEDIA CONTACT: George Stenitzer, +1.630.798.3800, george.stenitzer@tellabs.com

INVESTOR CONTACT: Tom Scottino, +1.630.798.3602, tom.scottino@tellabs.com

Tellabs®, ®, Smartcore® and Insight AnalyticsSM are trademarks of Tellabs or its affiliates in the United States and/or other countries. Any other company or product names mentioned herein may be trademarks of their respective companies.

###

TELLABS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS
	Fourth Quarter		Year
In millions, except per-share data	12/30/11	12/31/10	12/30/11	12/31/10
	Unaudited		Unaudited
Revenue
Products	$257.8	$350.3	$1,062.4	$1,400.0
Services	59.0	60.2	223.3	242.3

Total revenue	316.8	410.5	1,285.7	1,642.3

Cost of Revenue
Products	143.8	212.4	627.3	689.3
Services	38.5	42.3	150.1	163.4

Total cost of revenue	182.3	254.7	777.4	852.7

Gross Profit	134.5	155.8	508.3	789.6

Gross profit as a percentage of revenue	42.5%	38.0%	39.5%	48.1%

Gross profit as a percentage of revenue - products	44.2%	39.4%	41.0%	50.8%
Gross profit as a percentage of revenue - services	34.7%	29.7%	32.8%	32.6%

Operating Expenses
Research and development	79.5	82.9	324.1	299.7
Sales and marketing	36.1	46.8	163.0	179.3
General and administrative	17.6	26.7	80.9	100.4
Intangible asset amortization	4.9	6.1	20.2	27.0
Restructuring and other charges	(0.2)	—	20.3	9.5
Goodwill and IPR&D impairment	—	—	102.7	—

Total operating expenses	137.9	162.5	711.2	615.9

Operating (Loss) Earnings	(3.4)	(6.7)	(202.9)	173.7

Operating (loss) earnings as a percentage of revenue	-1.1%	-1.6%	-15.8%	10.6%

Other Income (Expense)
Interest income, net	2.7	3.4	12.1	12.6
Other (expense) income, net	(1.6)	(4.5)	(4.2)	5.2

Total other income (expense)	1.1	(1.1)	7.9	17.8

(Loss) Earnings Before Income Tax	(2.3)	(7.8)	(195.0)	191.5
Income tax (expense) benefit	(2.6)	(3.1)	6.6	(35.9)

Net (Loss) Earnings	$(4.9)	$(10.9)	$(188.4)	$155.6

Weighted Average Shares Outstanding
Basic	365.3	365.9	364.5	378.1

Diluted	365.3	365.9	364.5	382.7

Net (Loss) Earnings Per Share
Basic	$(0.01)	$(0.03)	$(0.52)	$0.41

Diluted	$(0.01)	$(0.03)	$(0.52)	$0.41

Cash Dividends Per Share	$0.02	$0.02	$0.08	$0.08

TELLABS, INC. CONSOLIDATED BALANCE SHEETS
	12/30/11	12/31/10
In millions, except share data	Unaudited
Assets
Current Assets
Cash and cash equivalents	$132.7	$208.8
Investments in marketable securities	843.9	925.7

Total cash, cash equivalents and marketable securities	976.6	1,134.5

Other marketable securities	190.9	213.6
Accounts receivable, net of allowances of $1.3 and $1.3	317.6	342.6
Inventories
Raw materials	33.7	30.3
Finished goods	110.3	132.0

Total inventories	144.0	162.3
Income taxes	27.9	14.8
Miscellaneous receivables and other current assets	39.8	45.0

Total Current Assets	1,696.8	1,912.8

Property, Plant and Equipment
Land	20.0	20.8
Buildings and improvements	197.4	204.2
Equipment	446.9	422.8

Total property, plant and equipment	664.3	647.8
Accumulated depreciation	(390.8)	(378.5)

Property, plant and equipment, net	273.5	269.3
Goodwill	122.0	204.9
Intangible Assets, Net of Amortization	57.1	96.7
Other Assets	97.2	119.2

Total Assets	$2,246.6	$2,602.9

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$97.1	$123.4
Accrued compensation	46.3	97.2
Restructuring and other charges	13.0	7.7
Income taxes	62.9	88.4
Loan related to other marketable securities	190.9	213.6
Deferred revenue	40.8	43.0
Other accrued liabilities	78.4	89.8

Total Current Liabilities	529.4	663.1

Long-Term Restructuring Liabilities	4.7	3.1
Income Taxes	21.2	28.1
Other Long-Term Liabilities	47.4	47.1

Stockholders’ Equity
Preferred stock: authorized 5,000,000 shares of $0.01 par value; no shares issued and outstanding	—	—
Common stock: authorized 1,000,000,000 shares of $0.01 par value; 505,238,503 and 501,744,627 shares issued	5.1	5.0
Additional paid-in capital	1,572.4	1,547.9
Treasury stock, at cost: 140,250,476 and 139,243,079 shares	(1,227.2)	(1,222.1)
Retained earnings	1,204.6	1,422.1
Accumulated other comprehensive income	89.0	108.6

Total Stockholders’ Equity	1,643.9	1,861.5

Total Liabilities and Stockholders’ Equity	$2,246.6	$2,602.9

TELLABS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year
	12/30/11	12/31/10
In millions	Unaudited
Operating Activities
Net (loss) earnings	$(188.4)	$155.6
Adjustments to reconcile net earnings to net cash (used for) provided by operating activities:
Depreciation and amortization	76.2	77.3
Loss on disposal of property, plant and equipment	0.7	0.3
Goodwill and IPR&D impairment	102.7	—
Equity-based compensation	24.6	27.0
Deferred income taxes	(0.8)	18.1
Net gains on investments in marketable securities	—	(12.2)
Excess tax benefits from equity-based compensation	(0.2)	(1.6)
Restructuring and other charges	20.3	9.5
Other-than-temporary impairment charges on investments	2.2	3.8
Net changes in assets and liabilities:
Accounts receivable	15.9	(17.9)
Inventories	16.9	(35.5)
Miscellaneous receivables and other current assets	(7.6)	10.6
Other assets	(4.6)	(4.1)
Accounts payable	(23.1)	52.7
Restructuring and other charges	(11.7)	(13.0)
Deferred revenue	(2.1)	11.9
Other accrued liabilities	(59.6)	25.6
Income taxes	(7.4)	(16.8)
Other long-term liabilities	(3.1)	(2.5)

Net Cash (Used for) Provided by Operating Activities	(49.1)	288.8

Investing Activities
Capital expenditures	(65.2)	(55.6)
Proceeds on disposals of property, plant and equipment	0.3	0.1
Payments for purchases of investments	(811.5)	(2,217.7)
Proceeds from sales and maturities of investments	888.2	2,245.1

Net Cash Provided by (Used for) Investing Activities	11.8	(28.1)

Financing Activities
Proceeds from short-term borrowings	1.3	—
Payments of short-term borrowings	(1.3)	—
Proceeds from issuance of common stock under stock plans	0.6	8.0
Repurchase of common stock	(5.1)	(184.2)
Excess tax benefits from equity-based compensation	0.2	1.6
Dividends Paid	(29.1)	(30.3)

Net Cash Used for Financing Activities	(33.4)	(204.9)

Effect of Exchange Rate Changes on Cash	(5.4)	(1.0)

Net (Decrease) Increase in Cash and Cash Equivalents	(76.1)	54.8
Cash and Cash Equivalents - Beginning of Year	208.8	154.0

Cash and Cash Equivalents - End of Year	$132.7	$208.8

RESULTS OF OPERATIONS

Net loss in the fourth quarter of 2011 was $4.9 million or $0.01 per share (basic and diluted), compared with net loss of $10.9 million or $0.03 per share (basic and diluted) in the fourth quarter of 2010. For the year 2011, net loss was $188.4 million or $0.52 per share (basic and diluted), compared with net earnings of $155.6 million or $0.41 per share (basic and diluted) in the year 2010. Increased gross profit margins and lower operating expenses in the fourth quarter of 2011 enabled us to lower the loss, compared with the fourth quarter of 2010, despite lower revenue. The loss in full-year 2011 was driven by lower revenue and gross profit margins and higher operating expenses, resulting from goodwill and in-process research and development (IPR&D) impairments, restructuring and other charges, and increased research and development expenses.

Revenue (in millions)

	Fourth Quarter			Year
	2011	2010	Change	2011	2010	Change
Products	$257.8	$350.3	(26.4)%	$1,062.4	$1,400.0	(24.1)%
Services	59.0	60.2	(2.0)%	223.3	242.3	(7.8)%

Total revenue	$316.8	$410.5	(22.8)%	$1,285.7	$1,642.3	(21.7)%

Fourth quarter 2011 compared with fourth quarter 2010

On a geographic basis, revenue from customers outside North America was $170.7 million (or 54% of total revenue), compared with $170.0 million (or 41% of total revenue), as increased revenue in the Latin American Caribbean region offset lower revenue in the Europe Middle East and Africa region and the Asia Pacific region. Revenue from customers in North America (United States and Canada) was $146.1 million (or 46% of total revenue), compared with $240.5 million (or 59% of total revenue).

Revenue from our growth portfolio (the Tellabs® 6300 Managed Transport System, the Tellabs® 7100 Optical Transport System, the Tellabs® 7300 Metro Ethernet Switching Series, the Tellabs® 8600 Managed Edge System, the Tellabs® 8800 Multiservice Router Series, the Tellabs SmartCore® 9100 Platform and professional services) was $170.9 million (or 54% of total revenue), compared with $231.4 million (or 56% of total revenue). Given the level of research and development expenses in early lifecycle products, this portfolio is not presently profitable.

Our core portfolio (the Tellabs® 5000 series of digital cross-connect systems, the Tellabs® 8100 Managed Access System, the Tellabs® 8000 Intelligent Network Manager, the Tellabs® 3000 Series of voice-enhancement products, the Tellabs Access products and deployment, training and support services) accounted for $145.9 million (or 46% of total revenue), compared with $179.1 million (or 44% of total revenue).

Year 2011 compared with year 2010

On a geographic basis, revenue from customers outside North America was $636.3 million (or 49% of total revenue) compared with $499.7 million (or 30% of total revenue) as revenue increased in all geographic regions outside North America. Revenue from customers in North America was $649.4 million (or 51% of total revenue), compared with $1,142.6 million (or 70% of total revenue).

Revenue from our growth portfolio was $753.2 million (or 59% of total revenue), compared with $914.3 million (or 56% of total revenue). Our core portfolio accounted for $532.5 million (or 41% of total revenue), compared with $728.0 million (or 44% of total revenue).

Gross Margin

	Fourth Quarter			Year
	2011	2010	% Point Change	2011	2010	% Point Change
Products	44.2%	39.4%	4.8	41.0%	50.8%	(9.8)
Services	34.7%	29.7%	5.0	32.8%	32.6%	0.2
Consolidated	42.5%	38.0%	4.5	39.5%	48.1%	(8.6)

In the fourth quarter of 2011, products gross margins increased, compared with the year-ago period, primarily as a result of the absence of the $16.5 million charge for excess-purchase commitments taken in the fourth quarter of 2010, improved profitability of optical transport systems and higher revenue from managed access systems. For the full-year 2011, products gross margins declined, compared with the full-year 2010, primarily as a result of lower revenue from digital cross-connect systems and data products in North America.

Services gross margin increased in both periods of 2011, compared with the year-ago periods, primarily as a result of a mix shift from lower-margin deployment services to higher-margin support services and improved profitability for professional services.

Operating Expenses (in millions)

	Fourth Quarter			Percent of Revenue
	2011	2010	Change	2011	2010
Research and development	$79.5	$82.9	$(3.4)	25.1%	20.2%
Sales and marketing	36.1	46.8	(10.7)	11.4%	11.4%
General and administrative	17.6	26.7	(9.1)	5.6%	6.5%

Subtotal	133.2	156.4	(23.2)	42.0%	38.1%

Intangible asset amortization	4.9	6.1	(1.2)
Restructuring and other charges	(0.2)	—	(0.2)

Total operating expenses	$137.9	$162.5	$(24.6)

	Year			Percent of Revenue
	2011	2010	Change	2011	2010
Research and development	$324.1	$299.7	$24.4	25.2%	18.2%
Sales and marketing	163.0	179.3	(16.3)	12.7%	10.9%
General and administrative	80.9	100.4	(19.5)	6.3%	6.1%

Subtotal	568.0	579.4	(11.4)	44.2%	35.3%

Intangible asset amortization	20.2	27.0	(6.8)
Restructuring and other charges	20.3	9.5	10.8
Goodwill and IPR&D impairment	102.7	—	102.7

Total operating expenses	$711.2	$615.9	$95.3

In the fourth quarter of 2011, operating expenses decreased, compared with the year-ago period, due primarily to lower sales and marketing and general and administrative expenses.

For the full-year 2011, lower sales and marketing and general and administrative expenses and intangible asset amortization, were offset by increased research and development expenses, restructuring and other charges and the $102.7 million goodwill and IPR&D impairments incurred in the third quarter of 2011. Restructuring and other charges in both periods of 2011 are due primarily to severance.

Other Income (Expense) (in millions)

	Fourth Quarter			Year
	2011	2010	Change	2011	2010	Change
Interest income, net	$2.7	$3.4	$(0.7)	$12.1	$12.6	$(0.5)
Other (expense) income, net	(1.6)	(4.5)	2.9	(4.2)	5.2	(9.4)

Total other income (expense)	$1.1	$(1.1)	$2.2	$7.9	$17.8	$(9.9)

Interest income was down in the fourth quarter of 2011, compared with the fourth quarter of 2010, due to lower interest rates and lower investment balances. Interest income was down for full-year 2011, compared with the full-year 2010, due to lower investment balances. Other (expense) income, net was lower in the fourth quarter of 2011, compared with the fourth quarter of 2010, due to $0.4 million in write downs of long term investments in the fourth quarter of 2011, compared with $3.8 million in the fourth quarter of 2010. Other (expense) income, net was lower for the full-year 2011, compared with the full-year 2010, due to gains taken on our fixed income investments during 2010.

Income Taxes

In the fourth quarter of 2011, income tax expense was $2.6 million, compared with $3.1 million in the year-ago quarter. Tax expense decreased due to losses from domestic operations, which were partially offset by increased income from foreign operations. Tax benefits associated with domestic losses and credits have been offset by the establishment of a valuation allowance against our domestic deferred tax assets.

For the full-year 2011, we recorded an income tax benefit of $6.6 million, compared with a tax expense of $35.9 million in 2010. Tax expense declined due to losses from domestic operations, which were partially offset by increased income from foreign operations. Tax benefits associated with domestic losses and credits have been substantially offset by a valuation allowance on domestic deferred tax assets.

Segments

We operate in three business segments: Broadband, Transport and Services. The Broadband segment includes three product categories: data, managed access and access products.

Segment Revenue (in millions)

	Fourth Quarter			Year
	2011	2010	Change	2011	2010	Change
Broadband	$166.3	$227.0	(26.7)%	$670.6	$846.0	(20.7)%
Transport	91.5	123.3	(25.8)%	391.8	554.0	(29.3)%
Services	59.0	60.2	(2.0)%	223.3	242.3	(7.8)%

Total revenue	$316.8	$410.5	(22.8)%	$1,285.7	$1,642.3	(21.7)%

Segment Profit* (in millions)

	Fourth Quarter			Year
	2011	2010	Change	2011	2010	Change
Broadband	$15.9	$33.8	(53.0)%	$54.0	$229.4	(76.5)%
Transport	19.0	23.5	(19.1)%	66.8	191.8	(65.2)%
Services	20.9	18.5	13.0%	75.3	81.2	(7.3)%

Total segment profit	$55.8	$75.8	(26.4)%	$196.1	$502.4	(61.0)%

*	We define segment profit as gross profit less research and development expenses. Segment profit excludes sales and marketing expenses, general and administrative expenses, the amortization of intangibles, restructuring and other charges, the impact of equity-based compensation and goodwill and IPR&D impairment charges.

Fourth quarter 2011 compared with fourth quarter 2010

Broadband Segment

Revenue from the Broadband segment was $166.3 million, compared with $227.0 million. Within this segment, increased revenue from managed access products was offset by lower revenue from data and access products. Managed access revenue was $46.7 million, up 24.5%, compared with $37.5 million. Lower revenue from SDH transport systems was more than offset by higher revenue from our managed access systems. Data product revenue was $76.4 million, compared with $119.9 million on lower revenue from managed edge systems and our multi-service router series. Access revenue was $43.2 million, compared with $69.6 million, primarily as a result of lower revenue from single-family optical network terminal (ONT) units. Broadband segment profit was $15.9 million, compared with $33.8 million. The decline in segment profit was driven primarily by lower revenue from data products and higher research and development expenses, which were partially offset by the absence of a $16.5 million charge for excess-purchase commitments taken in the fourth quarter of 2010.

Transport Segment

Revenue from the Transport segment was $91.5 million, compared with $123.3 million. Within this segment, revenue from digital cross-connect systems and optical transport systems declined. Transport segment profit was $19.0 million, compared with $23.5 million. The decline in segment profit was driven primarily by lower revenue from digital cross-connect systems.

Services Segment

Revenue from the Services segment was $59.0 million, compared with $60.2 million. The slight decline in segment revenue was driven primarily by lower deployment revenue, which was partially offset by higher professional services revenue. Services segment profit was $20.9 million, compared with $18.5 million. The increase in segment profit was driven primarily by a mix shift from lower-margin deployment services to higher-margin support services and improved profitability for professional services.

Year 2011 compared with year 2010

Broadband Segment

Revenue from the Broadband segment was $670.6 million, compared with $846.0 million. Within this segment, increased revenue from managed access products was offset by lower revenue from data and access products. Managed access revenue was $145.7 million, up 14.3% from $127.5 million. Within this category, increased revenue from managed access systems offset lower revenue from SDH transport systems. Data product revenue was $358.6 million, compared with $520.4 million as increased revenue from managed edge systems was offset by lower revenue from our multi-service router series. Access revenue was $166.3 million, compared with $198.1 million, primarily on lower revenue from single-family ONTs. Broadband segment profit was $54.0 million, compared with $229.4 million. The decline in segment profit was driven primarily by lower revenue from our multi-service router series and higher research and development expenses.

Transport Segment

Revenue from the Transport segment was $391.8 million, compared with $554.0 million. Within this segment, increased revenue from optical transport systems was offset by lower revenue from digital cross-connect systems. Transport segment profit was $66.8 million, compared with $191.8 million. The decline in segment profit was driven primarily by lower revenue from digital cross-connect systems.

Services

Revenue from the Services segment was $223.3 million, compared with $242.3 million. The decline in segment revenue was driven primarily by lower deployment revenue, which was partially offset by higher professional and support services revenue. Services segment profit was $75.3 million, compared with $81.2 million. The decrease in segment profit was due primarily to lower revenue from deployment services, partially offset by improved profitability for professional services.

Financial Condition, Liquidity & Capital Resources

Our principal source of liquidity remained cash, cash equivalents and marketable securities of $976.6 million as of December 30, 2011, which decreased by $157.9 million since year-end 2010. Of the total cash, cash equivalents and marketable securities, as of December 30, 2011, $360.0 million was held in subsidiaries outside the United States. Cash used for operating activities during 2011 was $49.1 million.

During the fourth quarter of 2011, we distributed $7.3 million to our stockholders through a quarterly cash dividend and repurchased 2 thousand shares of common stock at a cost of $8 thousand under the 10b5-1 plan. During 2011, we distributed $29.1 million through our quarterly cash dividends and repurchased 0.1 million shares of common stock at a cost of $0.6 million under the 10b5-1 plan.

We provide no assurance as to a future declaration or payment of a cash dividend nor do we provide future assurance of a repurchase of common stock.

We believe that our investments are highly liquid instruments. We may rebalance the portfolio from time to time, which may affect the duration, credit structure and future income of investments.

Based on historical performance and current forecasts, we believe the company’s cash, cash equivalents and marketable securities will satisfy working capital needs, capital expenditures and other liquidity requirements related to existing operations for the next 12 months. Future available sources of working capital, including cash, cash equivalents, and marketable securities, cash generated from future operations, short-term or long-term financing, equity offerings or any combination of these sources, should allow us to meet our long-term liquidity needs. Current policy is to use cash, cash equivalents and marketable securities to fund business operations, to expand business, potentially through acquisitions, to repurchase common stock and to pay a cash dividend.

GAAP Sequential Comparisons

We believe that comparing some quarterly Statement of Operations data on a sequential basis provides important supplemental information to management and investors regarding financial and business trends relating to our financial results. Commonly compared sequential comparisons of GAAP data include total revenue, segment revenue and profit, geographic revenue split and the split between growth and core portfolios.

Fourth quarter 2011 compared with third quarter 2011

Total revenue was $316.8 million, compared with $329.8 million. Increased revenue from the Services and Transport segments was offset by lower Broadband segment revenue.

Total Broadband segment revenue was $166.3 million, compared with $182.3 million. Within this segment, increased revenue in the managed access category was offset by lower revenue in the data category. Managed access revenue was $46.7 million, up 4.2% from $44.8 million, as increased revenue from managed access systems offset lower revenue from SDH transport systems. Access revenue was $43.2 million, consistent with the prior quarter, as lower revenue from access systems was offset by increased revenue from single-family ONT. Data revenue was $76.4 million, compared with $94.3 million on lower revenue from managed edge systems and our multi-service router series. Broadband segment profit was $15.9 million, compared with $28.4 million. The decline in segment profit was driven primarily by lower revenue from managed edge systems.

Transport segment revenue was $91.5 million, compared with $90.4 million, as increased revenue from digital cross-connect systems more than offset lower revenue from optical transport systems. Transport segment profit, driven primarily by increased revenue from digital cross-connect systems, more than doubled to $19.0 million, compared with $7.4 million.

Services segment revenue was $59.0 million, up 3.3% from $57.1 million. Within this segment increased revenue from deployment and support services more than offset lower revenue from professional services. Services segment profit, driven primarily by lower profitability for professional services, was $20.9 million, compared with $22.8 million.

Revenue from customers outside North America was $170.7 million (or 54% of total revenue), compared with $178.8 million (or 54% of total revenue). Revenue from customers in North American was $146.1 million (or 46% of total revenue), compared with $151.0 million (or 46% of total revenue).

Growth portfolio revenue was $170.9 million (or 54% of total revenue), compared with $202.6 million (or 61% of total revenue). Given the level of research and development expenses in early lifecycle products, this portfolio is not presently profitable. Core portfolio revenue was $145.9 million (or 46% of total revenue), compared with $127.2 million (or 39% of total revenue).

Non-GAAP Financial Measures and Comparisons

We believe that comparing some quarterly non-GAAP financial measures on a sequential basis provides important supplemental information to management and investors regarding financial and business trends relating to our financial results. Commonly compared non-GAAP financial data includes gross profit as a percentage of revenue, operating expenses, operating earnings, net earnings and net earnings per share. A complete reconciliation between non-GAAP financial measures and the GAAP financial measures, along with an explanation of why we believe non-GAAP measures to be of value to management and investors, is contained in the Reconciliation of Non-GAAP Adjustments section of this news release.

Fourth quarter 2011 compared with third quarter 2011

Non-GAAP gross profit margin increased to 42.7%, compared with 41.6%. This increase was driven primarily by increased revenue from digital cross-connect systems and managed access systems and improved profitability on optical transport systems, which was partially offset by lower data product revenue and the lower services gross profit margin.

Non-GAAP operating expenses were $131.1 million, down from $135.3 million, as lower sales, general and administrative expenses more than essentially offset flat spending for research and development.

Non-GAAP operating earnings increased to $4.1 million, compared with $1.8 million. Improved gross profit margin and lower operating expenses enabled us to increase earnings despite the lower overall level of revenue

Driven primarily by the higher level of gross profit margin and lower operating expenses, non-GAAP net earnings were $3.8 million or $0.01 per share (basic and diluted), compared with $3.1 million or $0.01 per share (basic and diluted).

TELLABS, INC.

RECONCILIATION OF NON-GAAP ADJUSTMENTS (1)

(Unaudited)

	Fourth Quarter 2011			Fourth Quarter 2010
In millions, except per-share data	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP

Revenue
Products	$257.8	$—	$257.8	$350.3	$—	$350.3
Services	59.0	—	59.0	60.2	—	60.2

Total revenue	316.8	—	316.8	410.5	—	410.5

Cost of Revenue
Products (a)	143.8	(0.3)	143.5	212.4	(0.4)	212.0
Services (a)	38.5	(0.4)	38.1	42.3	(0.6)	41.7

Total cost of revenue	182.3	(0.7)	181.6	254.7	(1.0)	253.7

Gross Profit	134.5	0.7	135.2	155.8	1.0	156.8

Gross profit as a percentage of revenue	42.5%	0.2%	42.7%	38.0%	0.2%	38.2%

Gross profit as a percentage of revenue - products	44.2%	0.1%	44.3%	39.4%	0.1%	39.5%
Gross profit as a percentage of revenue - services	34.7%	0.7%	35.4%	29.7%	1.0%	30.7%

Operating Expenses
Research and development (a)	79.5	(0.1)	79.4	82.9	(1.9)	81.0
Sales and marketing (a)	36.1	(0.6)	35.5	46.8	(1.2)	45.6
General and administrative (a)	17.6	(1.4)	16.2	26.7	(2.2)	24.5
Intangible asset amortization (b)	4.9	(4.9)	—	6.1	(6.1)	—
Restructuring and other charges (c)	(0.2)	0.2	—	—	—	—

Total operating expenses	137.9	(6.8)	131.1	162.5	(11.4)	151.1

Operating (Loss) Earnings	(3.4)	7.5	4.1	(6.7)	12.4	5.7

Operating (loss) earnings as a percentage of revenue	-1.1%	2.4%	1.3%	-1.6%	3.0%	1.4%

Other Income (Expense)
Interest income, net	2.7	—	2.7	3.4	—	3.4
Other (expense) income, net (e)	(1.6)	0.4	(1.2)	(4.5)	3.8	(0.7)

Total other income (expense)	1.1	0.4	1.5	(1.1)	3.8	2.7

(Loss) Earnings Before Income Tax	(2.3)	7.9	5.6	(7.8)	16.2	8.4
Income tax (expense) benefit (f)	(2.6)	0.8	(1.8)	(3.1)	0.4	(2.7)

Net (Loss) Earnings	$(4.9)	$8.7	$3.8	$(10.9)	$16.6	$5.7

Weighted Average Shares Outstanding
Basic	365.3		365.3	365.9		365.9

Diluted	365.3		367.7	365.9		369.6

Net (Loss) Earnings Per Share
Basic	$(0.01)	$0.02	$0.01	$(0.03)	$0.05	$0.02

Diluted	$(0.01)	$0.02	$0.01	$(0.03)	$0.05	$0.02

(1)	Reconciliation of non-GAAP Adjustments

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), Tellabs, Inc. has provided non-GAAP financial measures as additional information for its operating results. These measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial measures, we designate these measures, which exclude the effect of certain charges, as “adjusted” and provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. The non-GAAP financial measures eliminate certain items of expenses and losses from cost of revenue, operating expenses, other income and expenses, and income taxes. Management believes that this presentation allows investors to better evaluate the current operational and financial performance of our business and facilitate comparisons to historical results of operations. Management uses these measures for reviewing our financial results and for business planning and performance management. Management discloses this information publicly along with a reconciliation of the comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, including significant restructuring and other charges, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.

TELLABS, INC. RECONCILIATION OF NON-GAAP ADJUSTMENTS (1) (Unaudited)
	Year 2011			Year 2010
In millions, except per-share data	As Reported	Adjustments	Non-GAAP	As Reported	Adjustments	Non-GAAP

Revenue
Products	$1,062.4	$—	$1,062.4	$1,400.0	$—	$1,400.0
Services	223.3	—	223.3	242.3	—	242.3

Total revenue	1,285.7	—	1,285.7	1,642.3	—	1,642.3

Cost of Revenue
Products (a)	627.3	(1.6)	625.7	689.3	(2.0)	687.3
Services (a)	150.1	(2.1)	148.0	163.4	(2.3)	161.1

Total cost of revenue	777.4	(3.7)	773.7	852.7	(4.3)	848.4

Gross Profit	508.3	3.7	512.0	789.6	4.3	793.9

Gross profit as a percentage of revenue	39.5%	0.3%	39.8%	48.1%	0.2%	48.3%

Gross profit as a percentage of revenue - products	41.0%	0.1%	41.1%	50.8%	0.1%	50.9%
Gross profit as a percentage of revenue - services	32.8%	0.9%	33.7%	32.6%	0.9%	33.5%

Operating Expenses
Research and development (a)	324.1	(8.2)	315.9	299.7	(8.3)	291.4
Sales and marketing (a)	163.0	(4.3)	158.7	179.3	(5.1)	174.2
General and administrative (a)	80.9	(8.7)	72.2	100.4	(9.1)	91.3
Intangible asset amortization (b)	20.2	(20.2)	—	27.0	(27.0)	—
Restructuring and other charges (c)	20.3	(20.3)	—	9.5	(9.5)	—
Goodwill and IPR&D impairment (d)	102.7	(102.7)	—	—	—	—

Total operating expenses	711.2	(164.4)	546.8	615.9	(59.0)	556.9

Operating (Loss) Earnings	(202.9)	168.1	(34.8)	173.7	63.3	237.0

Operating (loss) earnings as a percentage of revenue	-15.8%	13.1%	-2.7%	10.6%	3.9%	14.4%

Other Income
Interest income, net	12.1	—	12.1	12.6	—	12.6
Other (expense) income, net (e)	(4.2)	1.0	(3.2)	5.2	3.8	9.0

Total other income	7.9	1.0	8.9	17.8	3.8	21.6

(Loss) Earnings Before Income Tax	(195.0)	169.1	(25.9)	191.5	67.1	258.6
Income tax benefit (expense) (f)	6.6	1.7	8.3	(35.9)	(46.9)	(82.8)

Net (Loss) Earnings	$(188.4)	$170.8	$(17.6)	$155.6	$20.2	$175.8

Weighted Average Shares Outstanding
Basic	364.5		364.5	378.1		378.1

Diluted	364.5		364.5	382.7		382.7

Net (Loss) Earnings Per Share
Basic	$(0.52)	$0.47	$(0.05)	$0.41	$0.05	$0.46

Diluted	$(0.52)	$0.47	$(0.05)	$0.41	$0.05	$0.46

(1)	Reconciliation of non-GAAP Adjustments

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), Tellabs, Inc. has provided non-GAAP financial measures as additional information for its operating results. These measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial measures, we designate these measures, which exclude the effect of certain charges, as “adjusted” and provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. The non-GAAP financial measures eliminate certain items of expenses and losses from cost of revenue, operating expenses, other income and expenses, and income taxes. Management believes that this presentation allows investors to better evaluate the current operational and financial performance of our business and facilitate comparisons to historical results of operations. Management uses these measures for reviewing our financial results and for business planning and performance management. Management discloses this information publicly along with a reconciliation of the comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, including significant restructuring and other charges, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.

TELLABS, INC.

RECONCILIATION OF NON-GAAP ADJUSTMENTS (1)

(Unaudited)

	Fourth Quarter 2011			Third Quarter 2011
In millions, except per-share data	As Reported	Adjustments	Non-GAAP	As Restated	Adjustments	Non-GAAP

Revenue
Products	$257.8	$—	$257.8	$272.7	$—	$272.7
Services	59.0	—	59.0	57.1	—	57.1

Total revenue	316.8	—	316.8	329.8	—	329.8

Cost of Revenue
Products (a)	143.8	(0.3)	143.5	158.7	(0.3)	158.4
Services (a)	38.5	(0.4)	38.1	34.8	(0.5)	34.3

Total cost of revenue	182.3	(0.7)	181.6	193.5	(0.8)	192.7

Gross Profit	134.5	0.7	135.2	136.3	0.8	137.1

Gross profit as a percentage of revenue	42.5%	0.2%	42.7%	41.3%	0.1%	41.6%

Gross profit as a percentage of revenue - products	44.2%	0.1%	44.3%	41.8%	0.1%	41.9%
Gross profit as a percentage of revenue - services	34.7%	0.7%	35.4%	39.1%	0.8%	39.9%

Operating Expenses
Research and development (a)	79.5	(0.1)	79.4	80.8	(2.3)	78.5
Sales and marketing (a)	36.1	(0.6)	35.5	41.4	(1.1)	40.3
General and administrative (a)	17.6	(1.4)	16.2	18.6	(2.1)	16.5
Intangible asset amortization (b)	4.9	(4.9)	—	5.0	(5.0)	—
Restructuring and other charges (c)	(0.2)	0.2	—	19.5	(19.5)	—
Goodwill and IPR&D impairment (d)	—	—	—	102.7	(102.7)	—

Total operating expenses	137.9	(6.8)	131.1	268.0	(132.7)	135.3

Operating (Loss) Earnings	(3.4)	7.5	4.1	(131.7)	133.5	1.8

Operating (loss) earnings as a percentage of revenue	-1.1%	2.4%	1.3%	-39.9%	40.4%	0.5%

Other Income
Interest income, net	2.7	—	2.7	3.0	—	3.0
Other (expense) income, net (e)	(1.6)	0.4	(1.2)	(0.9)	0.6	(0.3)

Total other income	1.1	0.4	1.5	2.1	0.6	2.7

(Loss) Earnings Before Income Tax	(2.3)	7.9	5.6	(129.6)	134.1	4.5
Income tax (expense) benefit (f)	(2.6)	0.8	(1.8)	(0.5)	(0.9)	(1.4)

Net (Loss) Earnings	$(4.9)	$8.7	$3.8	$(130.1)	$133.2	$3.1

Weighted Average Shares Outstanding
Basic	365.3		365.3	365.2		365.2

Diluted	365.3		367.7	365.2		365.9

Net (Loss) Earnings Per Share
Basic	$(0.01)	$0.02	$0.01	$(0.36)	$0.37	$0.01

Diluted	$(0.01)	$0.02	$0.01	$(0.36)	$0.37	$0.01

(1) Reconciliation of non-GAAP Adjustments

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (GAAP), Tellabs, Inc. has provided non-GAAP financial measures as additional information for its operating results. These measures have not been prepared in accordance with GAAP and may be different from measures used by other companies. Whenever we use non-GAAP financial measures, we designate these measures, which exclude the effect of certain charges, as “adjusted” and provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. The non-GAAP financial measures eliminate certain items of expenses and losses from cost of revenue, operating expenses, other income and expenses, and income taxes. Management believes that this presentation allows investors to better evaluate the current operational and financial performance of our business and facilitate comparisons to historical results of operations. Management uses these measures for reviewing our financial results and for business planning and performance management. Management discloses this information publicly along with a reconciliation of the comparable GAAP amounts, to provide access to the detail and general nature of adjustments made to GAAP financial results. While some of these excluded items have been periodically reported in our statements of operations, including significant restructuring and other charges, their occurrence in future periods depends on future business and economic factors, among other evaluation criteria, and the occurrence of such events and factors may frequently be beyond the control of management.

Footnotes to reconciliation of non-GAAP adjustments:

(a)	The adjustments to cost of revenue, research and development, sales and marketing, and general and administrative expenses reflect equity-based compensation expense. We exclude these measures when reviewing financial results and for business planning and performance management. We believe that the exclusion of equity-based compensation expense allows for more accurate comparisons of operating results to our peer companies. In addition, we believe this non-cash GAAP measure is not indicative of our fundamental operating performance.

(b)	We exclude amortization of intangible assets resulting from acquisitions to evaluate our continuing operational performance. The amortization of purchased intangible assets associated with acquisitions results in recording expense in our GAAP financial statements that were already expensed by the acquired company before the acquisition and for which we have not expended cash. We believe this non-cash GAAP measure is not indicative of our fundamental operating performance. Accordingly, we analyze the performance of operations without regard to such expenses.

(c)	We exclude restructuring and other charges because we believe that they occur outside of the ordinary course of and are not related directly to the underlying performance of our fundamental business operations. We exclude these measures when reviewing financial results and for business planning and performance management. Although these events are reflected in our GAAP financials, these transactions may limit the comparability of our fundamental operations with prior and future periods.

(d)	We recorded a $82.7 million goodwill impairment charge in the third quarter of 2011, which related to the Broadband segment. In addition, we recorded a $20.0 million other-than-temporary impairment for in-process research and development intangible assets in the third quarter and first nine months of 2011. We believe these non-cash GAAP measures are not indicative of our core operating performance.

(e)	Other income, net includes charges to write down long term investments of $0.4 million in the fourth quarter of 2011, $1.0 million in the full year 2011 and $3.8 million in the fourth quarter and full year 2010. We exclude write downs and gains on sales of long term investments because we believe that they are not related directly to the underlying performance of our working capital assets.

(f)	We calculate a separate tax expense and effective tax rate for GAAP and for non-GAAP purposes. For non-GAAP purposes, we use a 32% effective tax rate which represents the projected, long term effective tax rate on non-GAAP pretax income.